EXHIBIT 10.1
June 6, 2007
Mr. Sheeroy Desai
1 Avery Street
Apt. 19B
Boston, MA 02111
Dear Sheeroy:
This letter will describe our mutual understanding regarding your resignation from Sapient Corporation (“Sapient”, “Company” or “us”), effective as of March 31, 2007 (the “Exit Date”). Additional information concerning your departure from Sapient is set forth in the exit letter that you received from People Success on March 23, 2007.
Your Ongoing Obligations
Before and following your Exit Date, you agree to do the following (collectively, the “Post-Exit Obligations”):
1.	Assist us in the transition of your role in the relationship with our client, Merrill Lynch, including being reasonably available for consultation with members of the Sapient-Merrill Lynch project team;

2.	Assist us in the transition of your role in the relationship with our client, Vertex, including being reasonably available for consultation with members of the Sapient-Vertex project team;

3.	Complete the Magic Quadrant analysis and rankings;

4.	Assist with general transition matters related to your former role at Sapient; and

5.	Reaffirm and modify certain terms of your employment agreement as specifically set forth in the Reaffirmation and Modification attached hereto.
Sapient’s Obligation
In consideration of the Post-Exit Obligations set forth above, Sapient agrees to pay you seventy-five thousand dollars ($75,000) upon execution of this letter agreement.
Business-Related Expenses
Sapient will reimburse you for any necessary and reasonable Company-related expenses that you incur in performance of the Post-Exit Obligations, upon reasonable proof of such expenses.
If you agree with the above, please sign the two enclosed copies of this letter where indicated below and return one of them to Jane Owens, General Counsel, at the Company’s Cambridge, MA headquarters.

Best regards,
/s/ Alan J. Herrick
Alan Herrick, President & Chief Executive Officer

ACCEPTED AND AGREED TO:
/s/ Sheeroy Desai
Sheeroy Desai

Date: June 6, 2007

REAFFIRMATION AND MODIFICATION OF EMPLOYMENT AGREEMENT
In consideration of the covenants set forth in my letter agreement with Sapient Corporation, dated March 31, 2007, regarding the termination of my Sapient employment and, more particularly, the payments and other benefits provided to me therein, and for other good and valuable consideration, I, Sheeroy Desai, hereby knowingly and voluntarily reaffirm the representations, promises and covenants in Sections 4 through 11 (inclusive) of my employment agreement (the “Agreement”), as amended below, and effective March 31, 2007.
     I hereby agree that Section 9(b)(i) of the Agreement is modified as follows:
“For a period of twelve (12) months” is replaced with “For a period of eighteen (18) months.”
For the avoidance of doubt, for the purposes of any applicable tail period in the Agreement, as modified herein, the date of termination of Mr. Desai’s employment is March 31, 2007.

/s/ Sheeroy Desai
Sheeroy Desai

Date: June 6, 2007